UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2009

LABURNUM VENTURES INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-52043
Commission File Number

404 – 1155 Mainland Street,
Vancouver, BC, Canada, V6B 5P2
(Address of principal executive offices)
Registrant’s telephone number, including area code: 604-731-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers

On August 7, 2009, Laburnum Ventures Inc. (the “Company”, “us”, “we”, “our”) accepted the resignation from Tom Brown as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer.

Also on August 7, 2009 we accepted the consents to act as officers and appointed the following:

•	G.M. Rock Rutherford as our President and Chief Executive Officer;

•	Michael Killman as our Chief Financial Officer and Principal Accounting Officer;

•	John Kuykendall as our Secretary and Treasurer; and

•	M. Todd Rutherford as our Vice President of Information Technology.

We have not entered into any management agreements, or any other agreements regarding compensation with our newly appointed executive officers.

On July 21, 2009 we entered into a share exchange agreement with AGR Stone & Tools USA, Inc., a Texas company, pursuant to which we have agreed to issue shares of our common stock to AGR shareholders in exchange for shares of AGR’s common stock on a 1 for 1 basis.  Three of our executive officers are also shareholders of AGR.  If the share exchange agreement closes, our executive officers will be issued shares of our common stock as follows:

•	28,000,000 to G.M. Rock Rutherford;

•	8,000,000 to John Kuykendall; and

•	4,000,000 to M Todd Rutherford.

Business Experience

Rock  Rutherford – 65  – President, Chief Executive Officer

Mr. Rutherford has been an International trader and business consultant specializing in the Chinese market since 1983.  He has been living and conducting business in Asia for more than thirty five years and was involved in the first trade fair held through the offices of the United Nations in1985 in Beijing.  Mr. Rutherford is currently an advisor to the World Import/Export Bank for the development of American manufacturing and export of American made products into China. He works with the U.S. State Department in advising American development with the commerce sections of the U.S. Embassies in mainland China.  From 1994 to 2001 Mr. Rutherford was the CEO and Managing Director of CPR Ltd. and was responsible for all mining and commodities operations in Asian and East Africa. From 2001 to the present, Mr. Rutherford has served as the CEO and Managing Director for AGR Stone & Tools USA, Inc.

Michael Killman - 59 - Chief Financial Officer, Principal Accounting Officer

Mr. Killman received his B.B.A. and M.S. from Texas Tech University and has been a C.P.A. in State of Texas since 1972.  He was an audit manager for Arthur Anderson for five years before moving to Peat, Marwick, Mitchell & Co. in Midland, Texas as the Audit Manager in charge of the financial institution practice. He has participated in numerous public offerings for oil and gas clients.  In 1983 he became the CFO for First West Financial Corporation, a bank holding company.  From 1987 to the Present he has been the President of Killman, Murrell & Co., P.C. in Odessa, Texas.  He is the principal in charge of all audit activity for the firm.  The company has had publicly traded clients since 1989. He is still active as an instructor for the Center for Professional Advancement, Inc. seminar “SEC Reporting 101”.

John Kuykendall - 67 - Secretary, Treasurer

Mr. Kuykendall is one of the founders of AGR Stone& Tools, (USA), Inc. which he started in 2001 and is presently engaged with.  He is currently serving as Secretary/Treasurer and is responsible for all the financial functions of the company.  He received a BBA degree from Southern Methodist University and is licensed as a Certified Public Accountant in Texas.   Earlier in his career he was part owner and CFO of Home Furniture Company, one of the larger retail furniture chains in the Southwest.  He entered private practice in 1986 as John D. Kuykendall, CPA, LLC and continues to the present. He has been practicing as a Certified Public Accountant for the last twenty years with clients in Austin, San Antonio and Houston.

M. Todd Rutherford - 39 - Vice President of Information Technology

Mr. Rutherford is an information technology professional with management experience in a broad array of industries spanning the past 17 years. He has served numerous systems management functions on Department of Defense research projects and clients such as Bank of America and Fleet Mortgage. He has served as IT Director for several commodities companies located in the EU and Far East.  He has helped coordinate multi-million dollar expansions and upgrades of corporate data centers including the implementation of cutting-edge server virtualization technology that has resulted in significant cost savings and expanded technological flexibility for these facilities.

From 2001 to the present, Mr. Rutherford has been working with Memorial Hospitals as a Systems Manager in charge of all technology systems including voice and data networks for multiple facilities.  From 2006 to the present he has also been working as Vice President of Information Technology with AGR Stone & Tools USA, Inc.  He has been responsible for strategy and implementation of all network and computer systems for the enterprise involving all aspects of information technologies research including specification of hardware, software and services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 13, 2009	Laburnum Ventures Inc.
(Registrant)

	By:	/s/ Rock Rutherford
Rock Rutherford President and Chief Executive Officer